Exhibit 10.3(i)

ADTRAN

MANAGEMENT INCENTIVE BONUS PROGRAM

for Corporate Vice Presidents

FISCAL YEAR 2005

Purpose

The Board of Directors (the “Board”) has established this Management Incentive Bonus (MIB) program to provide incentives and rewards for certain management and professional staff of ADTRAN, Inc. (the “Company”). This MIB program has been designed specifically to provide bonus compensation to authorized participants, provided the Company achieves defined goals as established from time to time by the Board.

Participants

Officers of the Company and key members of the Company’s professional staff are candidates for participation in the MIB program. The CEO or COO shall select nominees for participation in the program from among these candidates and forward such selections to the Board for approval. Nominees shall become Participants in the MIB program upon Board approval, nominee’s notification by the CEO or COO of approved participation, and the nominee’s acceptance of the terms of this MIB program. Upon becoming a Participant, each individual’s participation shall be effective for the current fiscal year. Participation by any individual in future MIB programs, if any, shall be at Board’s sole discretion.

Earnings per Share (EPS) Bonus

The Company’s 2005 Earnings per Share (EPS), as publicly announced, shall be employed to measure each Participant’s eligibility for award of EPS Bonus compensation as well as the amount of that compensation.

EPS Bonus Opportunity

Provided the Company’s EPS exceeds a specified level, Participants shall become eligible for EPS Bonus compensation under this MIB program. Attachment A sets forth the minimum EPS level above which EPS Bonus compensation will be earned, as well as increased amounts of bonus for EPS above that minimum level.

EPS Performance Measurement

When determining a Participant’s eligibility for EPS Bonus compensation, the Board, at its sole discretion, may specify adjustments for certain events including, but not limited to, gains or losses from investments; payments to Participants as contemplated under this MIB program; and other unusual events that the Board, acting in good faith, determines to be necessary and reasonable. The Board may, at any time, specify other adjustments to the method for performance measurement, computation of related bonus compensation or scheduled dates for bonus payment.

Reductions

The Board may, at any time and at its sole discretion, reduce participation to a level less than full participation, or suspend or terminate participation of any Participant reassigned to substantially different duties, undertaking an authorized leave of absence, or disqualified for any reason by the Board. Notice of such reduction, suspension or termination shall be forwarded to the CEO or COO and the affected Participant in writing. Without limiting the generality of the above, Participants suspended or discharged for cause or who voluntarily terminate their employment prior to the scheduled date of payment of MIB compensation are subject to full disqualification from the program and to forfeiture of any and all such compensation which may be otherwise payable.

Authorization and Payment of Bonus Compensation

The amount of each Participant’s bonus compensation shall be computed immediately following formal announcement of the Company’s financial results for the fiscal year. Upon review and certification of that computation, the Company’s Chief Financial Officer (the “CFO”) shall forward a schedule of bonus computations to the CEO or COO for payment authorization. Prior to authorizing payment, the CEO or COO shall review the schedule of bonus computations with the Board. The Board, acting in good faith, may make adjustments to the bonus computations to ensure that bonus amounts are consistent with the intent of the MIB Program. The CFO shall schedule bonus payments within twenty scheduled workdays following that review.

Certain Events

In the event of a future change in control of the Company or the occurrence of certain events indicating imminent change in control of the Company as may be contemplated in the Company’s most recent stock option program for key employees, then each Participant shall receive immediate payment of an MIB bonus in an amount not less than that which would otherwise be earned if the minimum level of EPS were achieved under the EPS Bonus opportunity or such greater amount as the Board may determine.

Tax Consequences

Participants shall be advised that receipt of payments under this MIB program are currently considered to be ordinary income subject to withholding rules by Federal, State or local taxing authorities. The Company shall withhold the minimum amounts specified by such taxing authorities from each Participant’s gross MIB program compensation, if any.

ATTACHMENT A

EPS BONUS OPPORTUNITY

ADTRAN MANAGEMENT INCENTIVE BONUS PROGRAM

for Corporate Vice Presidents

For the Fiscal Year ending December 31, 2005

EPS Minimum Goal

For the 2005 fiscal year, the Minimum Goal shall be the Company’s public announcement of an Earnings per Share (EPS) minimum of $0.90 per share.

EPS Bonus Amount

The EPS Bonus amount payable to each Participant shall be as follows:

EPS Objective	Bonus Potential	Example Computation
Reported EPS of at least $0.90 but less than $0.97	Bonus amount shall be 5 % of Base Compensation plus 0.5% of Base Compensation for each $0.01 of EPS above $0.90	With EPS of $0.91, Bonus amount would be 5.5% of Base Compensation (5% plus 0.5%)

Reported EPS of $0.97 or greater	Bonus amount shall be 9% of Base Compensation plus 1% of Base Compensation for each $0.01 of EPS above $0.97	With EPS of $1.08, Bonus amount would be 20% of Base Compensation (9% plus 11%)

Above assumes six month dilution of EPS due to stock option expense being reflected in financial statements. (New accounting requirement effective 07/01/2005).